December 4, 2008

Pure Biofuels Corp.
701 Brazos Street, Suite 1050
Austin, TX 78707

Ladies and Gentlemen:

     Reference is made to the bridge loans made on December 4, 2008 to Pure Biofuels Corp. (the "Borrower") by Plainfield Peru I LLC ("Plainfield") in the principal amount of $500,000 and by FDS Corporation S.A ("FDS") in the principal amount of $1,000,000 (collectively, the "Bridge Loans"), which Bridge Loans are evidenced by promissory notes dated December 4, 2008 (collectively, the "Notes").

     In connection with the making of the Bridge Loans, and for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

          1. Trimarine Corporation S.A. ("Trimarine") shall provide to the Borrower and/or or one or more of its existing majority-owned subsidiaries(1), during the period commencing on the date of the issuance of the Convertible Notes (as defined below) and ending on the date two years subsequent to the date of such issuance, access to and the ability to utilize, on terms and conditions satisfactory to Plainfield in its sole reasonable discretion, Trimarine's existing $40,000,000 working capital feedstock facility in an amount of not less than $40,000,000 for the funding of the Borrower's and/or one or more of its existing majority-owned subsidiaries' (listed in footnote 1) feedstock purchases in the ordinary course of business, pursuant to documentation related thereto that is satisfactory in form and substance to Plainfield in its sole reasonable discretion (the "Trimarine Facility").

          2. The Borrower shall (a) provide documentation in form and substance satisfactory to Plainfield and Trimarine in their reasonable discretion to the extent Borrower enters into an agreement with Banco Internacional del Peru - Interbank ("Interbank Peru") pursuant to which Interbank Peru will provide term loan financing for the Borrower and/or one or more of its existing majority-owned subsidiaries (listed in footnote 1), as borrower(s), in a principal amount of not less than $40,330,000 (the "Interbank Peru Financing"); (b) use its commercially reasonable efforts to refinance the Trimarine Facility by December 31, 2009 with a working capital facility obtained in the bank market (the "Refinancing") or, if after using commercially reasonable efforts the

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1 The existing majority-owned subsidiaries of the Borrower are as follows: Pure
Biofuels del Peru S.A.C., Palma Industrial S.A.C., Ecopalma S.A.C., Aceite Pucallpa S.A.C., Palmas Tropicales S.A.C. Palmas De Oriente S.A.C. and Pucapalma S.A.C.

Borrower is unable to consummate the Refinancing by such date, issue to Trimarine duly authorized and validly issued seven-year warrants to purchase one share of common stock par value $0.001 per share of the Borrower (the "Common Stock") for every $1.00 of principal amount outstanding under the Trimarine Facility at December 31, 2009, at a strike price equal to 120% of the volume weighted average price of the Common Stock for the sixty (60) trading days immediately preceding December 31, 2009; provided, however, that the strike price shall not be less than $0.20 per share of Common Stock and not greater than $0.40 per share of Common Stock; and (c) cooperate fully with Plainfield and FDS in order to promptly and fully carry out the terms and provisions of this letter agreement and to execute and deliver such other agreements, documents or instruments and take such other actions as may be reasonably necessary or desirable to effectuate the terms of the Notes and the terms and conditions contained in the letter agreement and the term sheet attached hereto as Annex A.

          3. Plainfield shall (a) purchase $22,500,000 in aggregate principal amount of convertible notes (the "Convertible Notes") from the Borrower on terms and conditions identical to the existing convertible notes of the Borrower held by Plainfield except for the additional terms contained in the term sheet attached hereto as Annex A and (b) release its liens securing the Loans (as defined in the Loan Agreement, dated as of September 12, 2007, as amended by amendments dated as of March 26, 2008 and November 4, 2008, among the Borrower, Pure Biofuels Del Peru S.A.C., Palma Industrial S.A.C., the other Credit Parties (as defined therein) and Plainfield Special Situations Master Fund Limited (as amended, the "Loan Agreement")), in each case subject to and at such time as of each of the following conditions precedent is satisfied:

               (a) the Interbank Peru Facility shall be in full force and effect, pursuant to documents that are satisfactory in form and substance to Plainfield in its sole reasonable discretion;

               (b) all of the Loans under the Loan Agreement shall have been repaid in full;

               (c) either (i) the Bridge Loans shall have been repaid in full substantially simultaneously out of a portion of the proceeds from the purchase of the Convertible Notes or (ii) additional warrants shall be issued to Plainfield and FDS pursuant to the terms of the Notes and the Bridge Loans shall be converted, at the option of the respective payee, into either (A) a note evidencing a three-month term loan, or
          (B) the common stock of the Borrower, both option (A) and (B) pursuant to the terms of the Notes;

               (d) the Borrower and/or one or more of its existing majority-owned subsidiaries (listed in footnote 1) shall have access to the Trimarine Facility (as described in paragraph 1 above) and the ability to utilize it, on terms and conditions satisfactory to Plainfield in its sole reasonable discretion, for the funding of the Borrower's and/or one or more of its majority-owned subsidiaries' (listed in footnote 1) feedstock purchases in

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
          the ordinary course of business, pursuant to documents that are satisfactory in form and substance to Plainfield in its sole reasonable discretion;

               (e) the Convertible Notes shall have been executed and delivered and be in full force and effect, pursuant to documents that are satisfactory in form and substance to Plainfield in its sole reasonable discretion; and

               (f) Plainfield shall have received evidence satisfactory to it in its sole reasonable discretion that no potential or actual events of default exist under the Trimarine Facility, the Interbank Peru Facility, the Refinancing or the Convertible Notes.

          4. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

          5. All notices, demands, requests, consents, approvals or other communications (collectively, "Notices") required or permitted to be given hereunder or which are given with respect to this letter agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile. Notice otherwise sent as provided herein shall be deemed given on the next business day following delivery of such notice to a reputable air courier service. Notices shall be delivered as follows:

          If to the Borrower:     Pure Biofuels Corp.
                                  Av. Canaval y Moreyra 380 of 402
                                  San Isidro, Lima
                                  Peru
                                  Attention:  Luis Goyzueta
                                  Telephone:  +511-221-7365
                                  Facsimile:  +511-221-7347

          with a copy to:         Pure Biofuels Corp.
                                  1250 Connecticut Avenue, Suite 200
                                  Washington DC, 20036
                                  Attention: Brian Alperstein
                                  Telephone:  202-261-3520
                                  Facsimile:  202-261 3523

          And to:                 DLA Piper LLP (US)
                                  1251 Avenue of the Americas
                                  New York, NY 10020-1104
                                  Attn:  Daniel I. Goldberg, Esq.
                                  Telephone:  212-335-4966
                                  Facsimile:  212-884-8466

          if to Plainfield:       Plainfield Peru I LLC
                                  c/o Plainfield Asset Management LLC
                                  55 Railroad Avenue
                                  Greenwich, CT 06830
                                  Attention: General Counsel
                                  Telephone:  203-302-1700
                                  Facsimile:  203-302-1779

          with a copy to:         White & Case LLP
                                  1155 Avenue of the Americas
                                  New York, New York  10036
                                  Attn:  Thomas P. Higgins, Esq.
                                  Telephone:  212-819-8813
                                  Facsimile:  212-354-8113

          if to FDS:              FDS Corporation S.A.
                                  Via Espana 122 piso 14,
                                  Edificio Banco de Boston,
                                  Ciudad de Panama,
                                  Republica de Panama
                                  Telephone:  786-866-8858
                                  Facsimile:  240-536-6079

          with a copy to:         Estudio Muniz
                                  Att: Jorge Zuniga
                                  Las Begonias 475, 6(0)Piso, Lima 27, Peru
                                  Telephone:  51-1-611-7000 ext. 6137
                                  Facsimile:  51-1-611-7010 or 51-1-611-7020

          if to Trimarine:        Trimarine Corporation S.A.
                                  Calle Bolivar 472 of 304 Miraflores, Lima Peru
                                  Apartado 0823-05658 Panama
                                  Telephone:  511-445-4847
                                  Facsimile:  511-241-1751

          with a copy to:         Estudio Muniz
                                  Att: Jorge Zuniga
                                  Las Begonias 475, 6(0)Piso, Lima 27, Peru
                                  Telephone:  51-1-611-7000 ext. 6137
                                  Facsimile:  51-1-611-7010 or 51-1-611-7020

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
          6. No person, other than the parties hereto, shall have any rights under this letter agreement.

          7. This letter agreement may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          8. No amendment, supplement, modification, waiver or termination of this letter agreement shall be effective against a party against whom the enforcement of such amendment, supplement, modification, waiver or termination is asserted, unless such amendment, supplement, modification, waiver or termination was made in a writing signed by such party.

          9. In case any one or more of the provisions contained in this letter agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein, and any other application thereof, shall not in any way be affected or impaired thereby.

          10. This letter agreement shall be construed in accordance with and governed by the laws of the State of Nevada.

          11. EACH OF THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A JURY TRIAL IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT.

          12. Subject to the terms and conditions of Section 3 hereof, the definitive agreements providing for the Trimarine Facility, the issuance of the Convertible Notes and the transactions contemplated by this letter agreement shall contain such representations, warranties, covenants, agreements, indemnities, conditions and undertakings as are customary for transactions of this nature.

[Signatures on next page]

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
     IN WITNESS WHEREOF, each of the parties has duly executed and delivered this letter agreement on the date first above written.

                                                      Sincerely yours,

                                                      FDS CORPORATION S.A.


                                                      By:  /s/ Alfredo Otoya
                                                         -----------------------
                                                      Name:   Alfredo Otoya
                                                      Title:  Authorized Legal
                                                              Representative

                                                      TRIMARINE CORPORATION S.A.


                                                      By:  /s/ Marcos Duharte
                                                         -----------------------
                                                      Name:   Marcos Duharte
                                                      Title:  Authorized Legal
                                                              Representative

                                                      PURE BIOFUELS CORP.


                                                      By:  /s/ Luis Goyzueta
                                                         -----------------------
                                                      Name:   Luis Goyzueta
                                                      Title:  Chief Executive
                                                              Officer and
                                                              Director

                                                      PLAINFIELD PERU I LLC

                                                      By:  /s/ Thomas X. Fritsch
                                                         -----------------------
                                                      Name:   Thomas X. Fritsch
                                                      Title:  Managing Director,
                                                              General Counsel
                                                              and Secretary

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
                                                                         Annex A

                          Convertible Notes Term Sheet

          Capitalized terms used but not defined in this Annex A shall have the meanings ascribed to such terms elsewhere in the letter agreement.

Permitted Prepayment:     The Borrower may prepay the Convertible Notes without
                          penalty.

Conversion:               The Convertible Notes shall be convertible at the
                          option of Plainfield into shares of Common Stock at any time on or after January 1, 2010.

Additional Warrants:      In the event the Convertible Notes are not repaid
                          prior to December 31, 2009, the Borrower shall issue to Plainfield on December 31, 2009, duly authorized and validly issued seven-year warrants to purchase one share of Common Stock for every $1.00 principal amount of Convertible Notes outstanding, at a strike price equal to 120% of the volume weighted average price of the Common Stock for the sixty (60) trading days immediately preceding December 31, 2009; provided, however, that the strike price shall not be less than $0.20 per share of Common Stock and not greater than $0.40 per share of Common Stock.

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